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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                                   MAPCO INC.
                                   ----------
             (Exact name of registrant as specified in its charter)

            Delaware                                      73-0705739
            --------                                      ----------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1800 South Baltimore Avenue Tulsa, Oklahoma                 74119
-------------------------------------------                 -----
      (Address of principal executive offices)            (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         Title of each class                   Name of each exchange on which
         to be so registered                      each class is to be registered

         Common Stock                          New York Stock Exchange
         ($1 par value)                           Chicago Stock Exchange
                                                     Pacific Exchange


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                  Common Stock
                                ----------------
                                (Title of class)

                                      None
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Item 1.  Capital Stock to be registered.

         The capital stock to be registered pursuant hereto consists of the Common Stock ($1 par value) of MAPCO Inc. (the "Company").

         Pursuant to the Restated Certificate of Incorporation of the Company, as amended, the authorized capital stock of the Company is 116,000,000 shares, consisting of:

                 (a) 1,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"), of which 175,000 shares were designated as Series A Junior Participating Preferred Stock; and

                 (b) 115,000,000 shares of Common Stock, par value $1 per share (the "Common Stock").

         As of June 23, 1997, the Company had outstanding 54,255,811 shares of Common Stock. Holders of Common Stock have received a dividend of rights ("Rights") entitling the holders, when exercisable, to purchase shares of Series A Junior Participating Preferred Stock in certain circumstances pursuant to a Rights Agreement dated May 29, 1996, between the Company and Harris Trust Company of New York, as Rights Agent (the "Rights Agreement"). Each share of Common Stock is currently accompanied by one-half of a Right. (See the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission ("SEC") on June 11, 1996, as amended by the Company's Form 8-A/A filed with the SEC on July 8, 1996 (the "Rights 8-A"). No shares of Preferred Stock are currently outstanding.

         No holders of any class of the Company's capital stock are entitled to preemptive rights.

         In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of the Company is empowered, without approval of the stockholders, to cause the Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by the Board of Directors include the dividend rights, voting rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement and sinking fund provisions and other rights, qualifications, limitations and restrictions of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting such series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the (i) Restated Certificate of Incorporation of the Company, as amended, and as such is further amended at the time of the issuance of the Preferred Stock (the "Restated Certificate of Incorporation") and (ii) the By-Laws of the Company as in effect at such time (the "By-Laws").





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         Subject to any preferential rights of any Preferred Stock created by the Board of Directors, each outstanding share of Common Stock is entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available therefor. The holders of Common Stock possess exclusive voting rights in the Company, except to the extent the Board of Directors specifies voting power with respect to any Preferred Stock issued. Except as hereinafter described, holders of Common Stock are entitled to one vote for each share of Common Stock, but do not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding-up of the Company, holders of Common Stock will be entitled to receive on a pro-rate basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock. The Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol "MDA."

         The Common Stock Transfer Agent and Registrar is Harris Trust Company of New York.

     Provisions of Restated Certificate of Incorporation and By-Laws

         Certain provisions of the Restated Certificate of Incorporation and By-Laws of the Company, as well as the Rights Agreement and certain employment continuation agreements, may delay or make more difficult unsolicited acquisitions or changes of control of the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors. These provisions include among others, (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors, (ii) classified board of directors, (iii) supermajority voting requirements, (iv) prohibitions against shareholders calling a special meeting of shareholders,
(v) requirements for advance notice for raising business or making nominations at shareholders' meetings, and (vi) the ability of the Board of Directors to increase the size of the board and to appoint directors to fill newly created directorships. The descriptions set forth herein of such provisions do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate of Incorporation and By-Laws.

     Classified Board of Directors

         The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors be divided into three classes as nearly equal in number as possible, whose three year terms of office expire at different times in annual succession. Directors may not be removed from office prior to the expiration of their term without cause. A classified board makes it more difficult for shareholders to change a majority of the directors.





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     Supermajority Vote Requirements

         The Company's Restated Certificate of Incorporation requires that a merger or consolidation with, or sale or lease of assets to, a beneficial owner of more than 5% of the Company's outstanding voting stock be approved by the affirmative vote of the holders of 75% of the Company's voting stock, unless the Board of Directors has approved a memorandum of understanding with such beneficial owner before the 5% level is reached. The effect of this provision is similar to Section 203 of the Delaware General Corporation Law. This provision may make it more difficult for a 5% beneficial owner to effect transactions with the Company and may encourage persons interested in acquiring the Company to negotiate in advance with the Company's Board of Directors prior to acquiring a 5% interest. It is possible that such provision could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their interest.

     Special Meetings

         The By-Laws provide that, unless otherwise prescribed by statute or the Restated Certificate of Incorporation, special meetings of the shareholders can be called only by the Chairman of the Board of Directors or by resolution of the Board of Directors. Furthermore, the By-Laws of the Company provide that only such business as is specified in the notice of any such special meeting of shareholders may come before such meeting.

     Advance Notice for Raising Business or Making Nominations at Meetings

         The By-Laws of the Company establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The chairman of such meeting will have the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

         To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the meeting (or, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, not later than 10 days after the first public notice or disclosure of the date of such annual meeting).





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         The notice of any nomination for election as a director is required to set forth the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; the age and the principal occupation or employment of each nominee; the class and number of shares beneficially owned by such shareholder and by each nominee; and such other information regarding each nominee proposed by such shareholder as are required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each nominee to be named as a nominee and serve as a director is so elected.

     Number of Directors:  Filling of Vacancies

         The Restated Certificate of Incorporation and By-Laws of the Company limit the total number of directors to 12 and provide that newly created directorships resulting from any increase in the authorized number of directors (or any vacancy) shall be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of the Company may be able to prevent any shareholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees.

     Rights Agreement

         The Rights and the Rights Agreement are described in the Rights 8-A, which is hereby incorporated by reference.

Item 2.  Debt Securities to be Registered.

         None

Item 3.  Other Securities to be Registered.

         None

Item 4.  Exhibits.

         Copies of the following exhibits have been transmitted to the New York, Chicago and Pacific Exchanges:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

         (3)      The Company's Proxy Statement dated April 15, 1997.





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                 (4)      The By-Laws of the Company, incorporated by reference
                          to Exhibit 3.(ii) to Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

                 (5) The Restated Certificate of Incorporation of the Company, as amended (filed herewith).

                 (6) Rights Agreement dated as of May 29, 1996 between the Company and Harris Trust Company of New York, incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form 8- A filed June 11, 1996.

                 (7) Specimen of Common Stock certificate, incorporated by reference to Exhibit 4.(a) to Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                 (8) The Company's annual report to stockholders for the fiscal year ended December 31, 1996.

                                   Signature

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   MAPCO INC.

[CORPORATE SEAL]
                                   By  /s/ JAMES N. CUNDIFF
                                     ---------------------------
                                     James N. Cundiff
                                     General Counsel - New Ventures & Corporate
                                     Services and Assistant Corporate Secretary


Date: July 1, 1997
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                                EXHIBIT INDEX


EXHIBIT
NUMBER                          DESCRIPTION
-------                         -----------

  5 The Restated Certificate of Incorporation of the Company, as amended (filed herewith).